For more information, contact:
Fletcher Cook                                            Mark Siegel
Phone: 415-318-4204                                 Phone:  404-236-6312
E-mail: fcook@attnews.com                    E-mail:  mark.a.siegel@att.com

AT&T  STATEMENT ON THE FCC'S ANNOUNCED RESULTS OF AUCTION 73

SAN ANTONIO, March 20, 2008 –  AT&T (NYSE:T) completed successful bids for prime B Block spectrum in the FCC auction.  Combined with the Aloha Partners transaction, which closed earlier this year, AT&T has supplemented its holding of high-quality spectrum and continues to have a leading spectrum position in the industry.

“AT&T’s strong spectrum holdings position the company to further enhance the quality and reliability of existing wireless broadband and voice services, and to set the foundation for new-generation wireless broadband technologies and services.” said Ralph de la Vega, president and CEO of AT&T’s wireless unit.

Upon final award of this spectrum, the company’s 700 MHz spectrum will cover 100 percent of the top 200 markets.  Combined with the spectrum previously purchased in the AWS auction, AT&T will have quality spectrum available for new services covering 95 percent of the U.S. population. With this spectrum we can continue to deliver the latest technology and best-in-class services to our customers as the wireless industry grows and evolves.

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About AT&T
AT&T Inc. (NYSE:T) is a premier communications holding company. Its subsidiaries and affiliates, AT&T operating companies, are the providers of AT&T services in the United States and around the world. Among their offerings are the world's most advanced IP-based business communications services and the nation's leading wireless, high speed Internet access and voice services. In domestic markets, AT&T is known for the directory publishing and advertising sales leadership of its Yellow Pages and YELLOWPAGES.COM organizations, and the AT&T brand is licensed to innovators in such fields as communications equipment. As part of its three-screen integration strategy, AT&T is expanding its TV entertainment offerings. Additional information about AT&T Inc. and the products and services provided by AT&T subsidiaries and affiliates is available at http://www.att.com.

Cautionary Language Concerning Forward-Looking Statements
Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results may differ materially. A discussion of factors that may affect future results is contained in AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this news release based on new information or otherwise.

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